Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

PLX Technology, Inc.
Sunnyvale, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 2013, relating to the consolidated financial statements, the effectiveness of PLX Technology, Inc.’s internal control over financial reporting, and schedule of PLX Technology, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP
San Jose, California

May 17, 2013